Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-190077 on Form S-8 and Registration Statement No. 333-197919 on Form S-3 of our report dated March 11, 2016, relating to the consolidated financial statements of UCP, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of UCP, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
March 11, 2016